Exhibit 19

Summary
This Insider Trading Policy (this "Policy”) describes the standards of the Company on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. Appendix A to this Policy contains certain definitions used in this Policy.
This Policy is divided into two parts. Part I of this Policy prohibits trading in certain circumstances and applies to all employees, directors, and officers, and their respective “immediate family members,” (as defined in Appendix A) of the Company. Part II of this Policy imposes special additional trading restrictions and applies to all “Restricted Insiders” (which is defined in Part II and is generally (i) directors of the Company, (ii) executive officers of the Company and (iii) the positions listed on Appendix B (with their respective immediate family members and entities over which such person exercises control), as well as certain other employees that the Company may designate).
One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material” and "nonpublic” (each, as defined in Appendix A attached hereto). The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.
Each person covered by this Policy is responsible for complying with it. In all cases, the responsibility for determining whether a person is in possession of material nonpublic information rests with such person, and any action on the part of the Company, the “Compliance Officer” (as defined in Appendix A) or any other person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate any person covered by this Policy from liability under applicable securities laws. In addition, the existence of a personal financial emergency or any other mitigating circumstance does not excuse compliance with this Policy.

Exhibit 19

PART I: All Employees, Directors and Officers
1.Applicability
This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.
The Securities and Exchange Commission (“SEC”) takes the position that gifting of securities while in possession of nonpublic information about the Company in circumstances where it is likely that the donee will immediately sell those securities (typical for gifts to charitable organizations) may constitute insider trading, particularly where the donor will receive some benefit, such as a tax deduction or a favorable relationship. Accordingly, this Policy also covers all gifts of securities.
This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors, and their respective immediate family members. This Policy also applies to any entities that such person influences or controls, including any corporations, partnerships or trusts, and transactions by these controlled entities should be treated for the purposes of this Policy and applicable securities laws as if they were for such person’s own account.
2.General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.
(b)No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to, or “tip”, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(c)No director, officer or employee or any of their immediate family members may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer.
(e)Restricted Insiders have additional requirements set forth in Part II, below.
3.Exceptions
The trading restrictions of this Policy do not apply to the following:
(a)401(k) Plan. If the Company’s common stock becomes an investment option in the Company’s 401(k) plan, then investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the plan is permissible. However, any changes in your investment election regarding the Company’s stock, including changing participation levels in any stock fund under the Company’s 401(k) plan, are subject to trading restrictions under this Policy.
(b)Options. If the Company grants stock options, then exercising stock options for cash or exercising a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements is permissible. However, the sale of any shares issued on the exercise of Company-granted stock options and any sell-to-cover or cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

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(c)Restricted Stock. Vesting of restricted stock is permissible, as is exercising a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding requirements. However, the sale of any restricted stock or any shares issued upon vesting of the Company-granted restricted stock awards are subject to trading restrictions under this Policy.
(d)Mutual Funds. Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy, provided the Company’s equity or debt securities do not comprise more than 2% of such fund.
(e)Other Similar Transactions. Any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company are not subject to this Policy, including the granting or return of shares of the Company’s common stock issued under the Company’s Long Term Incentive Plan, as may be in effect from time to time.
4.Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a)Legal Penalties. Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b)Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. Any exceptions to this Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.
5.Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer via email at michael.krawitz@conduent.com or by telephone at (973) 526-7152.

PART II: Restricted Insiders
1.Blackout Periods
“Restricted Insiders” include all (i) directors of the Company, (ii) executive officers of the Company (iii) the positions listed on Appendix B, and (iv) certain other employees that the Company may designate from time to time as “Restricted Insiders” because of their position, responsibilities or their actual or potential access to material information, and their respective immediate family members and entities over which such person exercises control.
All Restricted Insiders are prohibited from trading in the Company’s securities during “blackout periods” (as defined below). The following transactions by a Restricted Insider are prohibited during a blackout period:

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•purchases or sales of Company securities, including through use of limit orders, discretionary accounts, blind trusts, pre-scheduled stock option exercise and sale, pre-arranged trading instructions, and other brokerage or third party arrangements, unless pursuant to an exception set forth in Section 1(c) below,
•exercise of stock options where all or a portion of the acquired stock is sold during the blackout period, including where Company stock is sold to fund the option exercise, or any “cashless” stock option exercise,
•making any changes in your investment election regarding the Company’s stock pursuant to the terms of the Company’s 401(k) plan (if the Company’s common stock becomes an investment option under the plan), and
•entry into or modification of an Approved 10b5-1 Plan (as defined in Appendix A).
(a)Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the open of the market on the penultimate trading day of each fiscal quarter and ending at the open of business on the second trading day following the date the Company’s financial results are publicly disclosed. During these periods, Restricted Insiders generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Restricted Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Restricted Insiders affected. No Restricted Insider may disclose to any outside third party (other than brokers requiring certifications to such effect) that a special blackout period has been designated or that a quarterly blackout period has been modified.
(c)Exceptions.
(i)The blackout period restrictions do not apply to the transactions described above in Part I, Section 3.
(ii)The blackout period restrictions do not apply to transactions under an Approved 10b5-1 Plan. However, amendments adopted in 2023 to Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended, have added significant additional requirements for Approved 10b5-1 Plans, including “cooling-off periods” (as defined in Appendix A), prohibitions on multiple overlapping plans, limitations on “single-trade plans” (as defined in Appendix A) and mandated representations regarding legal compliance. In addition, the SEC has expressed concerns with respect to terminations of Rule 10b5-1 plans and the SEC requires quarterly disclosures by the Company if any director or officer has adopted, modified or terminated a Rule 10b5-1 plan.
2.Trading Window
Restricted Insiders are permitted to trade in the Company’s securities during a “trading window” (as defined below) when no blackout period is in effect. Generally, this means that Restricted Insiders can trade during the period beginning at the open of business on the second trading day following the date the Company’s financial results are publicly disclosed and ending at the open of the market on the penultimate trading day of each fiscal quarter. However, even during this trading window, a Restricted Insider who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
3.Pre-Clearance of Securities Transactions
(a)Because Restricted Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities with the Compliance Officer.
(b)Subject to the exemption in subsection (d) below, no Restricted Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to

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transactions by such person’s immediate family members and to transactions by entities over which such person exercises control.
(c)A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If your request is disapproved, then you should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(d)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Restricted Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.
4.Prohibited Transactions
(a)Restricted Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if any Restricted Insiders engage in certain types of transactions. Therefore, Restricted Insiders are prohibited from engaging in the following transactions in the Company’s securities unless the Compliance Officer determines an exception to this prohibition should be granted:
(i)Short-term trading. Restricted Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)Short sales. Restricted Insiders may not sell the Company’s securities short (a sale of securities which are not then owned), including a “sale against the box” (a sale with delayed delivery);
(iii)Options trading. Restricted Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)Trading on margin or pledging. Restricted Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)Hedging. Restricted Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including, but not limited to, through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
5.Acknowledgment and Certification
All Restricted Insiders are required to sign the acknowledgment and certification attached to this Policy.
Revision History

Revision No.	Content of Revision	Conduent Department	Revision Date
	New Policy	Legal	1/01/2017
1	Updated	Legal	4/21/2020
2	Updated	Legal	10/31/2023

Exhibit 19

INSIDER TRADING POLICY ACKNOWLEDGMENT AND CERTIFICATION
The undersigned certifies that:
I have read and understand the Conduent Incorporated Insider Trading Policy (the "Insider Trading Policy”). I understand that the Compliance Officer (as defined in the Insider Trading Policy) is available to answer any questions I have regarding the Insider Trading Policy.
Since the date the Insider Trading Policy, as revised, became effective, or such shorter period of time that I have been a Restricted Insider, I have complied with the Insider Trading Policy.
I will continue to comply with the Insider Trading Policy for as long as I am a Restricted Insider subject to the Insider Trading Policy.

Signature

Printed name

Date:

Exhibit 19

APPENDIX A
Defined Terms
(a)Restricted Insiders. See the definition in Part II, Section 1.
(b)Material. Insider trading restrictions come into play only if the information you possess is "material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as "material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. Although it is not possible to define all categories of material information, information dealing with the following subjects is reasonably likely to be found material in particular situations:
•significant changes in the Company’s current or expected operating performance or consolidated financial results;
•significant write-downs in assets or increases in reserves;
•developments regarding significant litigation or government agency investigations;
•liquidity problems;
•changes in earnings estimates or unusual gains or losses in major operations;
•major changes in the Company’s management or the board of directors;
•changes in dividends;
•extraordinary borrowings;
•major changes in accounting methods or policies;
•award or loss of a significant contract;
•gain or loss of a significant supplier;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•changes in debt ratings;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, financings, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
•offerings of Company securities;
•quarterly or annual earnings or operational results or projections;
•mergers, acquisitions, joint ventures, divestitures, or other changes in company assets;
•profits by product, business division or subsidiary;
•Company share buyback programs and their implementation or cessation;
•new products, discoveries, patents or developments regarding customers or suppliers; and
•change in auditors and agreements/disagreements with auditors.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations

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or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. Obviously, what is material information cannot be described or listed with precision, since there are many gray areas and varying circumstances. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either (1) consult the Compliance Officer (as defined below) before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or (2) assume that the information is material.
(c)Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” “Nonpublic” information is any information that has not been previously disclosed and is not otherwise available to investors generally. Conversely, the fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Filings with the SEC and press releases are generally regarded as public information. However, even after public disclosure of information about the Company, you must wait until the second trading day after the information was publicly disclosed before you can treat the information as public.
Nonpublic information may include:
•information available to a select group of analysts or brokers or institutional investors;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally the second trading day following the day of the announcement).
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.
(d)Compliance Officer. The Company has appointed the General Counsel or the General Counsel’s designee, as the Compliance Officer for this Policy. The duties of the Compliance Officer, in conjunction with the legal and finance departments, include, but are not limited to, the following:
•assisting with implementation and enforcement of this Policy;
•circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•pre-clearing all trading in securities of the Company by Restricted Insiders in accordance with the procedures set forth in Part II, Section 3 of this Policy;
•providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) of this Policy and any prohibited transactions under Part II, Section 4 of this Policy; and
•providing a reporting system with an effective whistleblower protection mechanism.
(e)Immediate family members. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents, minor children or children who consult with you before they trade in the Company’s securities (collectively referred to herein as “immediate family members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
(f)Approved 10b5-1 Plan. A written plan, contract, instruction, or arrangement under Rule 10b5-1 that:
•if new, has been submitted to the Compliance Officer for review and approval at least five trading days prior to entry;

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•if revised, amended or terminated, has been submitted to the Compliance Officer for review and approval at least two trading days prior to implementation;
•is not duplicative of any other Rule 10b5-1 plan (i.e., you may not enter in to more than one Rule 10b5-1 plan at a time, except in limited circumstances);
•limits the use of the Rule 10b5-1 safe harbor to one single-trade plan in any 12-month period;
•was entered into in good faith by the Restricted Insider at a time when the Restricted Insider was not in possession of material nonpublic information about the Company;
•was entered into by the Restricted Insider during a trading window (i.e., not during a blackout period); and
•gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Restricted Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula) describing such transactions.
(g)Cooling-off period. For Section 16 reporting persons, trading under an Approved 10b5-1 Plan may not begin until after the expiration of a cooling-off period ending on the later of (1) 90 days after adoption of such plan or (2) two business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which the Approved 10b5-1 Plan was adopted, up to a maximum of 120 days. For all other persons subject to the Policy, an Approved 10b5-1 Plan may not begin until after the expiration of a 30-day cooling-off period after adoption of such plan. A cooling-off period is required by SEC rules and designed to minimize any risk that a claim will be made that an individual was aware of material nonpublic information about the Company when he or she entered into the Approved 10b5-1 Plan and/or that the plan was not entered into in good faith.
(h)Single-trade plan. A plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction.

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APPENDIX B
Additional Restricted Insiders
•Each member of the Senior Leadership Team (SLT).
•Any direct report of the CFO.